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Exhibit 21  List of Subsidiaries


Subsidiary                           Incorporation
Inso Chicago Corporation             Illinois
Inso Kansas City Corporation         Missouri
Inso Corporation Ltd.                United Kingdom
Henderson Software, Inc.             Colorado
Electronic Book                      Massachusetts
Technologies Mass, Inc.
Electronic Book                      Canada
Technologies Canada, Ltd.
Inso Florida Corporation             New York
Inso (Overseas) Corporation          Delaware
eBusiness Technologies-              Delaware
USA, Inc.
Inso France SARL                     France
Inso Foreign Sales Corporation       Barbados
ViewCo ULC, and its 100%             Canada
owned subsidiaries:
Venture Lab, Inc.; Ncode
Research Inc.; and
Paradigm Development
Corporation

Inso Australia Pty Ltd.              Australia
Electronic Book
Technologies SA                      Switzerland
Inso Securities Corporation          Massachusetts
Inso Dallas Corporation              Delaware